                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                SCHEDULE 14D-1/A

              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 7)
                               (FINAL AMENDMENT)

                                      AND

                                 SCHEDULE 13D/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 7)

                      ------------------------------------


                       CONSOLIDATED CAPITAL PROPERTIES IV
                           (Name of Subject Company)

                             IPLP ACQUISITION I LLC
                           INSIGNIA PROPERTIES, L.P.
                           INSIGNIA PROPERTIES TRUST
                         INSIGNIA FINANCIAL GROUP, INC.
                                   (Bidders)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                     (Cusip Number of Class of Securities)

                      ------------------------------------


                                JEFFREY P. COHEN
                             SENIOR VICE PRESIDENT
                         INSIGNIA FINANCIAL GROUP, INC.
                          375 PARK AVENUE, SUITE 3401
                            NEW YORK, NEW YORK 10152
                                 (212) 750-6070
            (Name, Address and Telephone Number of Person Authorized
          to Receive Notices and Communications on Behalf of Bidders)

                                    COPY TO:

                              JOHN A. HEALY, ESQ.
                                 ROGERS & WELLS
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000

                      ------------------------------------


----------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 2
----------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                             IPLP ACQUISITION I LLC
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                                  (a)[ ]

                                                                                                                  (b)[X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                         AF
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                    [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        95,694
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                    [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        27.9%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        OO
========================================================================================================================




----------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 3
----------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                           INSIGNIA PROPERTIES, L.P.
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                                  (a) [ ]

                                                                                                                  (b) [X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        WC
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                   [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        95,694
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                   [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        27.9%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        PN
========================================================================================================================


----------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 4
----------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                           INSIGNIA PROPERTIES TRUST
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                                  (a)[ ]

                                                                                                                  (b)[X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                   [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        MARYLAND
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        95,694
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                   [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        27.9%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        OO
========================================================================================================================



----------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 5
----------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                         INSIGNIA FINANCIAL GROUP, INC.
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                                 (a)[ ]

                                                                                                                 (b)[X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                   [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        95,694
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                   [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        27.9%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        CO
========================================================================================================================



----------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 6
----------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                                        ANDREW L. FARKAS
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                                  (a)[ ]

                                                                                                                  (b)[X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                    [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        UNITED STATES
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        95,694
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                    [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        27.9%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        IN
========================================================================================================================

       AMENDMENT NO. 7 TO SCHEDULE 14D-1/AMENDMENT NO. 7 TO SCHEDULE 13D

         This Amendment No. 7 constitutes (i) the final Amendment to the Tender Offer Statement on Schedule 14D-1 of IPLP Acquisition I LLC (the "Purchaser"), Insignia Properties, L.P. ("IPLP"), Insignia Properties Trust ("IPT"), and Insignia Financial Group, Inc. ("Insignia"), originally filed with the Commission on August 28, 1997, as amended by Amendment No. 1 filed with the Commission on September 10, 1997, Amendment No. 2 filed with the Commission on September 15, 1997, Amendment No. 3 filed with the Commission on September 26, 1997, Amendment No. 4 filed with the Commission on October 1, 1997, Amendment No. 5 filed with the Commission on October 3, 1997 and Amendment No. 6 filed with the Commission on October 7, 1997 (the "Schedule 14D-1"); and (ii) Amendment No. 7 to the Statement on Schedule 13D of the Purchaser, IPLP, IPT, Insignia and Andrew L. Farkas, originally filed with the Commission on January 24, 1995, as amended by Amendment No. 1 filed with the Commission on April 25, 1997, Amendment No. 2 filed with the Commission on August 28, 1997, Amendment No. 3 filed with the Commission on September 26, 1997, Amendment No. 4 filed with the Commission on October 1, 1997, Amendment No. 5 filed with the Commission on October 3, 1997 and Amendment No. 6 filed with the Commission on October 7, 1997 (and together with the Schedule 14D-1, the "Schedules"). The Schedules relate to the tender offer of the Purchaser to purchase up to 85,000 of the outstanding units of limited partnership interest ("Units") of Consolidated Capital Properties IV, a California limited partnership (the "Partnership"), at a purchase price of $140 per Unit, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 28, 1997 (the "Offer to Purchase") and the related Assignment of Partnership Interest (which collectively constitute the "Offer"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Schedule 14D-1 and the Offer to Purchase.

ITEM 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (a)-(b) At 5:00 p.m., New York time, on Monday, October 6, 1997, the Offer expired pursuant to its terms. A total of 29,617.5 Units, representing approximately 8.6% of the outstanding Units, were validly tendered and not withdrawn pursuant to the Offer. Prior to payment for those Units by the Purchaser, the Partnership paid a cash distribution of $2.94 per Unit. Accordingly, the Purchase Price was decreased by $2.94 per Unit to $137.06 per Unit in accordance with the terms of the Offer. The Purchaser has accepted for payment, and the Depositary has mailed checks in payment of, all of those Units at the revised price of $137.06 per Unit.

                                   SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  November 10, 1997

                                          IPLP ACQUISITION I LLC


                                          By:  /s/ JEFFREY P. COHEN
                                              ------------------------
                                              Jeffrey P. Cohen
                                              Manager


                                          INSIGNIA PROPERTIES, L.P.

                                          By: Insignia Properties Trust,
                                              its General Partner


                                          By:  /s/ JEFFREY P. COHEN
                                              ------------------------
                                              Jeffrey P. Cohen
                                              Senior Vice President



                                          INSIGNIA PROPERTIES TRUST


                                          By:  /s/ JEFFREY P. COHEN
                                              ------------------------
                                              Jeffrey P. Cohen
                                              Senior Vice President



                                          INSIGNIA FINANCIAL GROUP, INC.


                                          By:  /s/ FRANK M. GARRISON
                                              ------------------------
                                              Frank M. Garrison
                                              Executive Managing Director



                                          SOLELY FOR PURPOSES OF, AND INSOFAR
                                          AS THIS FILING CONSTITUTES, AMENDMENT
                                          NO. 7 TO THE STATEMENT ON SCHEDULE
                                          13D


                                              /s/ ANDREW L. FARKAS
                                              ------------------------
                                              ANDREW L. FARKAS

                                       8